Exhibit 99.3

Media Relations Contact:
Brian Ziel (408.658.1540)
brian.ziel@seagate.com

MEI-WEI CHENG NAMED TO SEAGATE TECHNOLOGY BOARD OF DIRECTORS

CUPERTINO, CA — July 25, 2012 — Seagate Technology plc (NASDAQ: STX) today announced it has named Mei-Wei Cheng, CEO of Siemens North East Asia and President and CEO of Siemens Ltd., China, to its Board of Directors. Mr. Cheng will also serve on the Finance Committee.

Mr. Cheng has served in his current role since July 2010 where he has full responsibility for all of Siemens activities in Mainland China, Hong Kong, Taiwan and Mongolia. Prior to joining Siemens, he was Chairman and CEO of Ford Motor Company (China) Ltd., as well as a Corporate Group Vice President of Ford Motor Company. Previously, Mr. Cheng held executive positions at General Electric Corporation (GE), including Corporate Vice President, Regional Executive and President of GE Appliance—Asia, and Chairman and CEO of GE (China) Ltd. He began his career at AT&T, where he last served as President of AT&T China.

Mr. Cheng is currently a member of the Cornell Engineering College Advisory Council and a member of the board of directors of Diebold, Inc. He is also a member of the Committee of 100, an organization of Chinese American business leaders, and serves as the International Senior Economic Consultant for the People’s Government of Shaanxi Province, as well as for the cities of Chongqing and Wuhan.

Mr. Cheng holds a bachelor of science degree in industrial engineering/operations research from Cornell University, an MBA from Rutgers University, and is a graduate of Dartmouth’s Tuck Executive Program and MIT’s Program for Senior Executives.

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